UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  December 30, 2009

GP Strategies Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-7234	13-1926739
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6095 Marshalee Drive, Suite 300, Elkridge, MD	21075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (410) 379-3600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 4, 2010, GP Strategies Corporation, a Delaware corporation (“GP Strategies”), announced that its operating subsidiary, General Physics Corporation, a Delaware corporation (“GP”), entered into a Stock Purchase Agreement dated December 30, 2009 (the “Stock Purchase Agreement”) with the sellers of PerformTech, Inc., a Maryland corporation (“PerformTech”), to acquire all of the outstanding shares and the business of PerformTech.  A copy of the Stock Purchase Agreement is attached as Exhibit 2.1 to this report and is incorporated herein by reference.

The closing of the transaction contemplated by the Stock Purchase Agreement occurred on December 30, 2009 and GP paid to the sellers of PerformTech approximately $15.9 million in cash, net of cash acquired (after closing adjustment based on net working capital set forth in the Stock Purchase Agreement).  In addition, GP may be required, pursuant to the terms of the Stock Purchase Agreement, to pay the sellers up to an additional $4.5 million, contingent upon the acquired business attaining certain revenue targets during the two twelve month periods beginning January 1, 2010.

Item 2.01  Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01

On January 4, 2010, GP Strategies issued a press release announcing the acquisition of PerformTech. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements & Exhibits

(d) Exhibits

2.1	Stock Purchase Agreement dated December 30, 2009 by and among General Physics Corporation and PerformTech, Inc.

99.1	Press release dated January 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GP STRATEGIES CORPORATION

Date: January 5, 2010	/s/ Scott N. Greenberg
Scott N. Greenberg
Chief Executive Officer